EXHIBIT 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
999 Third Avenue,  Seattle, WA  98104-4099
Phone:  206-839-4800 Fax: 206-839-4801      www.gcwf.com

March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have acted as legal counsel to VaxGen, Inc., a Delaware corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to an aggregate of up to 2,200,000 shares of the Common Stock, $0.01 par value, of the Company which may be issued pursuant to the exercise of options and purchase rights under the VaxGen, Inc. Amended and Restated 1996 Stock Option Plan and 2001 Employee Stock Purchase Plan, each as amended (the "Plans"), and pursuant to a certain individual employment agreement by and between Lance K. Gordon and the Company dated September 6, 2001 (the "Agreement").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Washington.

Based on such examination, we are of the opinion that the 2,200,000 shares of Common Stock which may be issued upon exercise of options and purchase rights granted under the Plans and the Agreement are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and Agreement, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,


/s/ GRAY CARY WARE & FREIDENRICH LLP